[***] Portions redacted in accordance with request for confidential treatment and filed separately with SEC.

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ICQ MOBILE DEVELOPER PROGRAM AGREEMENT
(OMA IMPS Version)

This ICQ mobile development program Agreement (the “Agreement”) is made as of November __, 2006 (the “Effective Date”) by and between ICQ, Inc., a Delaware corporation with its principal offices and place of business at 22000 AOL Way, Dulles, Virginia 20166 (“ICQ”) and IXI Mobile (R&D) Ltd., an Israeli corporation, with its principal office and place of business at 17 Ha’Tidhar St. Ra’anana, Israel, (“IXI ”) (each of ICQ and IXI, a “Party” and collectively the “Parties”).

Recitals

A.      ICQ is a provider of online services to consumers, including, without limitation, services that enable and facilitate instant messaging on mobile communications devices.

B.      IXI is, amongst other activities, in the business of developing, manufacturing and selling certain mobile devices, currently known as OGO™ with embedded software applications and related services.

C.      ICQ has established a program based on the Open Mobile Alliance Instant Messaging and Presence Services Protocol Specifications (Client-Server Protocol) (“ICQ Mobile Developer Program”), whereby ICQ provides certain branding rights and proprietary information to software developers and mobile communications device manufacturers to enable them to produce mobile communication software that works with mobile communications devices that are capable of accessing and using ICQ’s proprietary instant messaging services.

D.      IXI wishes to participate in the ICQ Mobile Developer Program and ICQ wishes to allow IXI to participate in the ICQ Mobile Developer Program pursuant to the agreements and terms of this Agreement.

Agreement

In consideration of the mutual promises and covenants in this Agreement, the Parties agree as follows:

1.           Definitions. Certain capitalized terms, not otherwise defined, shall have the meanings set forth in Exhibit A.

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2.            Participation in the ICQ Mobile Developer Program

2.1 Provision of Mobile Developer Kit.  Upon mutual execution of this Agreement by the Parties, ICQ will make available to IXI, at no charge to IXI, a complete copy of the then-current Mobile Developer Kit, which shall include the then-current Open Mobile Alliance Implementation Conformance Statement (“ICS”).  From time-to-time during the Term, ICQ may provide supplements or modifications to the Mobile Developer Kit, including the ICS, as ICQ determines appropriate, at no charge to IXI.  ICQ shall use commercially reasonable efforts to make such supplements or modifications available to IXI on the same basis that ICQ provides such supplements or modifications to other ICQ Mobile Developer Program participants.

2.2 License to Use Mobile Developer Kit.

Subject to the terms and conditions of this Agreement, ICQ grants to IXI a non-exclusive, non-transferable, non-sublicensable (except to the extent specifically provided for in Section 3.7), royalty-free license to use the Mobile Developer Kit solely for the purpose of developing Candidate Applications intended to be submitted to ICQ for testing as contemplated in this Agreement.  IXI agrees that the development and/or distribution or commercial use by IXI of any software application, other than a Candidate Application, that provides access to the ICQ Service or ICQ Network, that is not authorized by ICQ pursuant to the terms and conditions of this Agreement, and that has not otherwise been authorized in writing by ICQ, shall be considered a material breach of this Agreement. IXI will not develop, promote or distribute any features or functionality with respect to the ICQ Service or the ICQ Network  that enable (a) direct communication between the ICQ Service and any other third party instant messaging service or community, (b) auto-login between the ICQ community and any other third party instant messaging community, or (c) co-mingling of an ICQ User’s contact list or and AOL member's Buddy Lists®, presence information and/or conversations with the buddy or contact lists, presence information and/or conversations of any other instant message service provider.

3.            Development of Applications

3.1 Development Responsibility.  IXI shall submit to ICQ the first Candidate Application within 14 days of Effective Date. IXI shall be solely responsible for such development, including, without limitation, all associated costs and expenses.

3.2 Developer Program Manager.  IXI shall designate one (1) IXI representative to serve as a liaison between the Parties on IXI’s behalf in connection with this Agreement (the “IXI Liaison”).  IXI will notify ICQ of such designation and agrees to provide current contact information for its IXI Liaison at all times during the Term.  IXI may change such designation from time-to-time by written notice to ICQ. IXI shall direct all technical and development related inquiries arising under this Agreement through the IXI Liaison to the ICQ Liaison.

3.3 ICQ Program Manager.  ICQ shall designate one (1) ICQ representative to serve as liaison between the Parties on ICQ’s behalf in connection with this Agreement (the “ICQ Liaison”).  ICQ will notify IXI of such designation and agrees to provide current contact information for its ICQ Liaison at all times during the Term.  ICQ may change such designation from time-to-time by written notice to Developer.

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3.4 Technical Consultation.  The Parties desire to facilitate the efficient development and distribution of Approved Complete ICQ Applications, and therefore desire to consult with one another during the process of designing and planning Developer’s Candidate Applications. Accordingly, upon development of initial designs and specifications for any particular Candidate Application, IXI may, at its election, submit such designs and specifications to ICQ for purposes of soliciting feedback regarding the same. ICQ shall provide such feedback and development support to IXI as ICQ, in its sole discretion, shall determine.  Such feedback that is (a) specific to Developer’s design or user interface related to its Candidate Application; (b) in writing; and (c) labeled as “Technical Feedback” shall be considered “Technical Feedback.”  Subject to the provisions of Section 11.3 (to the extent the Technical Feedback  contains or makes reference to ICQ’s Confidential Information), IXI shall be free to use, disclose, reproduce, license or otherwise distribute and exploit the Technical Feedback provided to it as it sees fit, entirely without obligation or restriction of any kind on account of intellectual property rights or otherwise.  Subject to Section 19.13, IXI agrees that it will not, without ICQ’s prior written consent, use the Technical Feedback in advertising, publicity, or otherwise, or refer to such Technical Feedback in press releases, advertising, or materials distributed to prospective customers.

3.5 Testing by IXI on Program Testing Server.  During the Term, ICQ agrees to maintain and make available for remote access using the applicable Test Authentication Key (as that term is defined below) one (1) or more computer servers from which non-production copies of the ICQ Service are hosted (collectively, the “Test Server”).  ICQ shall make reasonable efforts to provide a non-production copy of the ICQ Service that is similar to the production copy of the ICQ Service.  During the process of developing any Candidate Application, IXI or its Third Party Developer may remotely access the Test Server, solely according to the protocols ICQ may specify from time-to-time, and solely for purposes of testing the Candidate Application(s) under development using the ICQ number, password, and/or other authentication credentials issued by ICQ for such purpose (the “Test Authentication Key”).  IXI acknowledges that ICQ makes no representations or warranties with respect to the Test Server or with respect to the software or services accessible on the Test Server, including, without limitation, any representations or warranties regarding system availability.  ICQ may provide technical support with respect to the Test Server solely as it determines in its discretion.  For sake of clarity, IXI acknowledges that no right or authorization is granted by this Agreement to access or use (and IXI shall not access or use directly or through its Third Party Developer) the actual ICQ Service or an ICQ Affiliate service in connection with development and/or testing of Candidate Applications.  In addition, IXI will keep and cause any Third Party Developer to keep the Test Authentication Key confidential.

3.6 Feedback.  IXI may from time-to-time provide suggestions, comments, ideas or other feedback (“Feedback”) to ICQ with respect to the ICQ Technical Information.  Subject to the provisions of Section 11.3 (to the extent the Feedback contains or makes reference to IXI’s Confidential Information) and subject to the provisions of Section 19.13, ICQ shall be free to use, disclose, reproduce, license or otherwise distribute and exploit the Feedback provided to it as it sees fit, entirely without obligation or restriction of any kind on account of intellectual property rights or otherwise.

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3.7 Utilization of Third-Party Developers.  IXI shall have the right to engage one (1) or more third parties (each a “Third Party Developer”) to act on  IXI’s behalf to use the Mobile Developer Kit, develop Candidate Applications, utilize the Test Server pursuant to Section 3.5,  to submit such Candidate Applications to ICQ for review by ICQ, and to access the ICQ Network, provided that (a) any such Third Party IXI engagement by IXI shall be subject to ICQ’s prior written approval,  and (b) that either (x) such Third Party Developer has entered into an MDP Program agreement with ICQ or AOL or (y) IXI enters into a binding, written agreement with the relevant Third Party Developer, which agreement is no less protective of ICQ, the Test Authentication Key, the Test Server, the ICQ Technical Information and the ICQ Service and the ICQ Network than are the terms of this Agreement and shall only enable , such Third Party Developer to access to the ICQ Network for the use and benefit of IXI, and (c)   IXI shall remain responsible for the acts and omissions of such Third Party Developers as if such acts or omissions were undertaken by IXI.  For purposes of clarification, employees and independent contractors employed by IXI shall not be considered Third Party Developers; provided, however, that IXI shall remain liable for any act or omission undertaken by such employees and independent contractors. Subject to this Section 3.7, the aforementioned shall not restrict IXI in changing its IM gateway provider from time to time provided however that such change will no occur more than twice during the Term and upon a 90 days prior written notice to ICQ.

Where IXI has used a Third party Developer, and such Third Party Developer improperly uses the ICQ Application, Test Authentication Key, the Test Server, the ICQ Technical Information, Application Branding Elements and the ICQ Service and the ICQ Network,  IXI shall use commercially reasonable efforts to assist ICQ in pursuing any claim against such Third Party Developer related to that Third Party Developer’s resulting improper use of the ICQ Application, Test Authentication Key, the Test Server, the ICQ Technical Information, Application Branding Elements and the ICQ Service and the ICQ Network.

4.           Approval of Applications

4.1 Submission of Candidate Applications.  Upon completion of any Candidate Application, IXI may submit the same to ICQ for assessment as a potential Approved Complete ICQ Application.  Notwithstanding the foregoing, IXI agrees that it will not submit any such Candidate Application for ICQ assessment unless and until IXI (i) has successfully tested the Candidate Application by means of remote access to the Test Server and (ii) has made a good faith determination that the relevant Candidate Application complies in all material respects with the Mobile Developer Kit and other Approval Criteria.  Each submission of a Candidate Application must be made in accordance with the requirements set forth in the Mobile Developer Kit, including the provision to ICQ at no cost of at least five (5) samples of the Candidate Platform on which the Candidate Application is to be tested; provided, however, that where the Candidate Platform includes an IXI Server or a Third Party Developer Server , IXI shall not be required to provide such IXI Server or Third Party Developer Server to ICQ, provided further that IXI or Third Party Developer must provide access to such IXI Server or Third Party Developer Server.  ICQ shall at its own expense return such samples to IXI within fifteen (15) business days following completion of such testing.

4.2 Assessment of Candidate Applications.  Upon receipt of a properly submitted Candidate Application, ICQ agrees to conduct testing and assessment of such Candidate Application for the purpose of determining whether the Candidate Application complies with the applicable Approval Criteria.  IXI acknowledges that ICQ makes no representations or warranties regarding the timeframe within which any such testing and assessment will be completed; provided, however, ICQ agrees to make good faith efforts to complete such testing and assessment in accordance with a milestone schedule that shall be mutually agreed upon in writing by the Parties.  IXI agrees to provide such information and assistance as ICQ may reasonably request in connection with such testing and assessment.  IXI acknowledges and agrees that ICQ’s determination of acceptance or failure with respect to the Candidate Application and the Mobile Developer Kit and other Approval Criteria is final and binding upon the Parties.

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4.3 Notice of Approval.

 (a) In the event that ICQ determines that a particular Candidate Application meets all requirements for designation as an Approved Complete ICQ Application, ICQ will so inform IXI in writing.  Upon receipt of such written notice, the relevant Candidate Application will be considered an Approved Complete ICQ Application for purposes of this Agreement.

 (b) In the event that ICQ determines that a particular Candidate Application fails to meet applicable Approval Criteria, ICQ will so inform IXI in writing, stating ICQ’s reasons for such determinations.  IXI may, at its option, thereafter elect to modify the relevant Candidate Application for re-submission to ICQ for evaluation pursuant to Section 4.2, provided that any such re-submission shall comply with the requirements of Section 4.1 and, prior to any such re-submission, IXI shall have (i) successfully tested the modified Candidate Application by means of remote access to the Test Server; (ii) made good faith determinations that the relevant Candidate Application complies in all material respects with the Approval Criteria; and (iii) made a good faith determination that the modified Candidate Application corrects the failures previously identified by ICQ.

4.4 Authentication Keys.  Once the Approved Complete ICQ Application is approved for distribution as part of a Compliant Device by IXI or Approved Third Party Distributors (as defined below in Section 5.1) for the use of users of a Compliant Device in an Approved Territory, in accordance with Sections 4.2 and 4.3, then ICQ will provide to IXI a client identifier and, where appropriate, an authentication key(s) unique to IXI for use with such Approved Complete ICQ Application for a particular Authorized Platform (each, an “Authentication Key”).  ICQ grants to IXI a non-exclusive, non-transferable, non-sublicensable, royalty-free license to integrate, in accordance with the requirements of the Mobile Developer Kit, such Authentication Key into any Approved Complete ICQ Application for use as part of Authorized Platform(s) for the relevant Compliant Devices.  Pursuant to this license, IXI may use such Authentication Key, either directly or through Third Party Developer, solely for the purpose of enabling use of the Compliant Devices and/or specific Approved ICQ Complete Application for a particular Authorized Platform with the ICQ Service.  IXI will integrate such Authentication Key into any Approved Complete ICQ Application for use as part of an Authorized Platform(s) for the relevant Compliant Devices. ICQ will provide such Authentication Key by means of such secure protocols as ICQ may specify from time-to-time. Under no circumstances may IXI use such Authentication Key in connection with any application or device other than the particular Approved Complete ICQ Application and the relevant Authorized Platform(s) for which it is issued.  IXI shall keep all such Authentication Keys strictly confidential and shall undertake all precautions specified in the Mobile Developer Kit and all other commercially reasonable precautions to prevent such Authentication Keys from unauthorized disclosure.  IXI shall immediately inform ICQ if the confidentiality of any Authentication Key has been compromised.

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4.5 Re-Approval of Modified Applications. In the event that any Approved Complete ICQ Application is updated, improved or otherwise modified in any way other than Minor Changes, it shall thereafter no longer be considered an Approved Complete ICQ Application unless and until it has been re-submitted for assessment in accordance with Section 4.1 and, as modified, has been designated by ICQ as an Approved Complete ICQ Application.  IXI agrees that it shall provide to ICQ a final version of the Approved Complete ICQ Application, complete with all Minor Changes, if any, prior to any public distribution.

4.6 Revocation of Approval.  IXI acknowledges and agrees that, notwithstanding Section 18.5, ICQ may deny any Approved Complete ICQ Application access to the ICQ Services in the event of a breach of this Agreement that remains uncured by IXI for thirty (30) days following written notice and an opportunity to cure the breach.  Notwithstanding the foregoing, ICQ may also deny any Approved Complete ICQ Application access to the ICQ Services and ICQ Network immediately in the event of compromise to the security of an Authentication Key or of an Approved Complete ICQ Application (whether due to a breach of this Agreement or not), in which case the Parties shall work together in good faith to mitigate the effects of any such revocation. IXI further acknowledges and undertakes to prohibit and/or deny any  Third Party Developer access to the ICQ Services upon (i) any acts or omissions of a Third Party Developer that (a) would be considered a breach of this Agreement if such acts or omissions were undertaken by IXI; (b) are related to the protection or prohibitions against the misuse of the ICQ Services, any other AOL service, the ICQ Network, the AOL IM Network, the ICQ Namespace, ICQ Users, the Application Branding Elements, any Authentication Key (including the Test Authentication Key), the ICQ Technical Information, and/or ICQ owned or licensed intellectual property, and (c) is not cured following thirty (30) days notice to IXI of such act or omission. For avoidance of doubt, non compliance with Section by IXI shall be deemed a material breach of this agreement and not withstanding any other remedy provided to ICQ herein, upon such breach ICQ may immediately suspend or terminate IXI's access to the ICQ Network.

5.           Distribution and promotion

5.1 Approved Complete ICQ Application Distribution.

IXI acknowledges and agrees it shall not sell, license, distribute, an Approved ICQ Application to any third party unless the following terms have been met (when all terms have been met “Approved Third Party Distributor”):

(a) ICQ has provided prior written approval of that specific third party distributor;

(b) The third party distributor shall only distribute and allow use and /or access to the Approved Complete Application through the Authorized Platform and Compliant Device in the Approved Territories.

(c ) IXI have entered into an agreement with the third party distributor that is no less protective of ICQ, the ICQ Service, the ICQ Network, any other ICQ or AOL service, the AOL IM Network, ICQ Users, the ICQ Namespace, the Application Branding Elements, any Authentication Key (including Test Authentication Key), and the ICQ Technical Information as are the terms and conditions of this Agreement (“IXI- Approved Distributor Agreement”);

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(d) expressly state that ICQ is not obligated to provide any technical support to any third party with respect to the applicable Approved Complete ICQ Application and/or the ICQ Service;

(e) expressly state that IXI, and not ICQ, shall be responsible for developing the applicable Approved Complete ICQ Application, as well as operating and supporting the IXI Server (or a Third Party Developer Server);

(f) Expressly state that ICQ shall be free to prohibit access to the ICQ Service pursuant to the term and conditions of this Agreement at any time;

(g) Shall not contemplate the provision of the ICQ Services for a period of time exceeding 2 years from the later of: execution of an IXI-Approved Distributor Agreement or the launch of an Approved ICQ Application which shall in no case be longer than 3 months from the execution of the IXI- Approved Distributor Agreement.

5.2 IXI acknowledges and agrees that it shall not convey any right, title, or interest in or to the Application Branding Elements (other than ICQ Marks, of which use shall be subject to Section 9 of this Agreement) contained in an Approved Complete ICQ Application other than to allow  for the use of such Application Branding Elements solely as embodied within an Approved Complete ICQ Application

5.3  Where IXI has distributed an Approved Complete ICQ Application to an   Approved Third Party Distributor , and such Approved Third Party Distributor  improperly uses the Approved Complete ICQ Application or the Application Branding Elements, IXI shall use commercially reasonable efforts to assist ICQ in pursuing any claim against such Approved Third Party Distributor related to that Approved Third Party Distributor’s resulting improper use of the Application Branding Elements, the Authentication Key, the ICQ Technical Information,  the ICQ  Service and ICQ Network.  For purposes of clarification, the foregoing shall not impose on IXI any additional indemnification obligations not explicitly stated in Section 16 of this Agreement.

5.4 IXI acknowledges and agrees that it shall remain liable  for any acts or omissions of any Approved Third Party Distributor as if such acts or omissions were taken by IXI.

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6.            License to ICQ Service

6.1 Subject to the terms and conditions of this Agreement, ICQ will permit an ICQ User to access and use the ICQ Services solely on Compliant Devices through an Approved Complete ICQ Application over a GPRS or any upgraded internet access wireless protocol approved in writing by ICQ, using their existing ICQ numbers and passwords or by registering for such through ICQ’s standard registration process.  ICQ hereby provides to IXI a non-exclusive, limited, non-transferable, non-sublicensable (except as explicitly provided herein) license solely to (i) connect the IXI Server or the Third Party Developer Server to the ICQ Network solely in accordance with the terms and conditions of this Agreement and solely for the purpose of providing users of Compliant Devices that are also ICQ Users the ability to access and use the ICQ Services solely on Compliant Devices through an Approved Complete ICQ Application ; (ii) provide, on behalf of ICQ, a non-exclusive, limited, non-transferable, non-sublicensable license to Approved Third Party Distributors to  distribute the ICQ Services to the users of the Compliant Device through an Approved Complete ICQ Application on Compliant Devices.

6.2 Access to and use of the ICQ Services by ICQ Users will be governed by ICQ’s then current Member Agreements for such ICQ Services. IXI acknowledges and agrees that it is expressly prohibited from providing any Third Party Approved Distributor or any other third party   access to the AIM Services. IXI acknowledges and agrees that (x) it  shall make available to users of Compliant Devices that are also ICQ Users all features and functionality of the ICQ Services that ICQ makes available to IXI, subject to technical limitations of the applicable Approved Complete ICQ Application; (y)  Approved Third Party Distributors or mobile communication carriers are expressly prohibited from connecting directly to the ICQ Network; and (z) there shall be only one (1) connection between the IXI Server and/or the Third Party Developer Server and the ICQ Network and the one (1) connection shall be utilized for all Approved Complete ICQ Applications, unless otherwise agreed to in writing by ICQ.

7.            Final Acceptance Testing

7.1 IXI acknowledges and agrees that, prior to the commercial launch of the ICQ Services on any Approved Complete ICQ Application on a specific model of Compliant Device, and at ICQ’s option, ICQ and, IXI, shall jointly conduct end to end acceptance testing of the Approved Complete ICQ Application on that Compliant Device to determine if the Approved Complete ICQ Application on that Compliant Device conforms in all material respects with an acceptance test plan that shall be mutually agreed upon by the Parties and attached to this Agreement as Exhibit G (each, an “Acceptance Test Plan”).  IXI acknowledges and agrees that, at ICQ’s option, (i) such end to end testing shall include testing of the IXI Server or the Third Party Developer Server    and (ii) IXI shall be required to provide access to the IXI Server or the Third Party Developer Server for such end to end testing.  For purposes of clarification, IXI acknowledges and agrees that IXI shall not make an Approved Complete ICQ Application commercially available until ICQ and IXI jointly determine that such Approved Complete ICQ Application for any specific Complaint Device has passed such end to end testing; provided, however, that ICQ in its sole discretion may waive its right to conduct such end to end testing.

No later than ten (10) business days following completion of such end to end testing, ICQ shall notify IXI in writing regarding whether it deems the tested Approved Complete ICQ Application to have passed or failed such end to end testing, and a description of any defects (“Acceptance Testing Notice”).  IXI shall correct any deficiencies identified by either Party in the Acceptance Testing Notice related to the tested Approved Complete ICQ Application.

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Connection between the ICQ Network and the Approved Complete Application  (which, for purposes of this Section shall run via the IXI Server or the Third Party Developer Server) shall be subject to a technical requirements document that shall be mutually agreed to by the Parties within thirty (30) days from the Effective Date and which shall be amended by the mutual agreement of the Parties (“Technical Requirements Document”).  The Technical Requirements Document and any amendments thereto shall be attached as Exhibit H to this Agreement.  Each Party will bear its own costs associated with the connection.  IXI shall ensure that, where applicable, all data transmitted between the IXI Server or the Third Party Developer Server and access points on a mobile communication network are transmitted via a secure or encrypted channel in a manner reasonably satisfactory to ICQ.

IXI acknowledges and agrees that any Approved Third Party] shall acknowledge and agree, that a user of the ICQ Service, as a condition to using such ICQ Service, may be required to agree to a standard end-user agreement, to be provided to such user by ICQ, and nothing in this Agreement shall affect or otherwise modify the terms and conditions of such standard end-user agreement.  Without limiting the foregoing, in order to use certain ICQ Services, a user first will be required to register for the service, and such registration shall occur through ICQ’s then current registration process and terms of service. All user information obtained through such ICQ registration process shall be owned by ICQ and become part of the ICQ Namespace.  IXI acknowledges that this Agreement confers no rights to the ICQ Namespace and that IXI is prohibited from accessing the ICQ Namespace in any manner whatsoever without ICQ’s prior written consent. Except as explicitly required hereunder, to protect user privacy, IXI also is prohibited from the collection or solicitation of ICQ User numbers and/or password information without ICQ’s express written consent.  ICQ shall determine, in its sole discretion, the terms of use for any ICQ Service, including, but not limited to, terms of conduct, privacy policies and pricing for the ICQ Service, if any.  Notwithstanding any of the foregoing, Parties hereby agree that only ICQ Users who have previously registered to the ICQ Service shall be able to access the ICQ Service and that the Complete Approved Application shall not include a registration process without ICQ’s prior written approval. To the extent that such approval is furnished IXI shall insure that no registration to the ICQ Service shall be made available without potential ICQ User going through and accepting the standard end-user agreement.

8.            Service Levels.

The Parties shall mutually agree upon a service level agreement that sets forth the service levels with respect to the ICQ Service, any service offered by IXI, and the IXI Server or Third Party Developer Server.  The Parties will use commercially reasonable efforts to comply with such service level agreement, attached as Exhibit I to this Agreement.

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9.            Licensing and Use of ICQ Marks

9.1 License in ICQ Consumer Mark. Subject to the terms and conditions of this Agreement, ICQ grants to IXI a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to use, display and reproduce the ICQ Consumer Mark in connection with IXI’s general marketing activities (other than activities directed primarily towards consumers), solely for purposes of identifying IXI as a participant in ICQ’s Mobile Developer Program.

9.2 Intentionally Omitted.

9.3 License in Application Branding Elements. Subject to the terms and conditions of this Agreement, ICQ grants to IXI a limited, non-exclusive, non-transferable, non-sublicensable (except to the extent explicitly permitted in Sections 3.7, and 5.1), royalty-free license during the Term to use, display and reproduce the Application Branding Elements solely as embodied within an Approved Complete ICQ Application, and solely in accordance with the branding requirements and style guides set forth in the most recent version of the Mobile Developer Kit provided by ICQ to IXI.

9.4 License in ICQ Consumer Marks.  Subject to the terms and conditions of this Agreement, ICQ grants to IXI and any Approved Third Party Distributor, a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to use, display and reproduce the ICQ Consumer Marks solely on Compliant Devices and packaging, package inserts, advertising and marketing materials for Compliant Devices directed towards consumers, and solely in accordance with such written trademark usage guidelines as ICQ may from time-to-time provide to IXI.

9.5 Intentionally Omitted

9.6 Usage Standards.   IXI’s uses of the ICQ Marks pursuant to Sections 9.1, 9.2, 9.3 and 9.4, must be approved by ICQ in writing prior to use, and IXI acknowledges and agrees that all use of the ICQ Marks shall at all times remain subject to such  written trademark usage guidelines as ICQ may from time-to-time provide to IXI. ICQ agrees to make reasonable commercial efforts to approve the said use within five (5) business days. \In an event that ICQ disapproves use of the ICQ Marks, ICQ shall, within the specified five working days, provide IXI with a written lest of its objections to allow IXI to resubmit any usage request. For avoidance of doubt, if within the said time frame ICQ has not provided approval, it will be deemed as disapproval. IXI acknowledges the exclusive ownership right of ICQ in the ICQ Marks and agrees that all use of the ICQ Marks shall inure to the benefit, and be on behalf, of ICQ.  Without limiting the foregoing, IXI will not (i) use the ICQ Marks in any manner that disparages or tarnishes any ICQ Marks or the reputation of ICQ, or that could reasonably be expected to do so; (ii) modify the ICQ Marks, except as any such modification is expressly permitted in the Mobile Developer Kit; (iii) combine in one mark the ICQ Marks with any other marks or create any composite marks; (iv) register or attempt to register the ICQ Marks in any jurisdiction or create, use, register or attempt to register any confusingly similar mark; or (v) challenge ICQ's proprietary rights in and to the ICQ Marks, or undertake any action which impairs such proprietary rights of ICQ or its licensors, or that could reasonably be expected to do so. IXI shall, throughout the Term and for a period of not less than one (1) year after the termination or expiration of this Agreement, retain representative copies of all uses of the ICQ Marks, and IXI shall provide such copies to ICQ upon ICQ's request at any time prior to the date which is one (1) year after such termination or expiration.

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9.7 Corrections.  Upon notice from ICQ of its objection to any improper or incorrect use of the ICQ Marks, IXI shall correct or change such usage. IXI agrees to promptly notify ICQ of any unauthorized use of the ICQ Marks of which it has actual knowledge.  ICQ shall have the sole right and discretion to bring proceedings alleging infringement of the ICQ Marks or unfair competition related thereto; provided, however, that IXI shall provide ICQ with its reasonable cooperation and assistance with respect to any such infringement proceedings as long as IXI does not have to bare any financial expense as a result of such assistance.

9.8 General Standards of Conduct.  IXI acknowledges and agrees that ICQ derives substantial value from the goodwill associated with the ICQ Service, other ICQ services, the ICQ Marks and the ICQ Mobile Developer Program.  IXI shall undertake all commercially reasonable measures necessary to ensure that its marketing and promotional activities hereunder conform to industry standards of professionalism and fair practices, and IXI understands that ICQ shall have the right to terminate this Agreement, pursuant to Section 18.2, in the event that ICQ reasonably determines that IXI has failed to meet the foregoing standards.

9.9 License in IXI’s Marks.  IXI hereby grants to ICQ a non-exclusive, non-sublicensable, royalty-free license during the Term to use, display and reproduce such trademarks of IXI as provided in Exhibit C of this Agreement. ICQ’s use of all such marks shall be subject to IXI’s prior written approval, which shall not be unreasonably withheld, and any license of such marks shall incorporate rights and remedies for IXI that are similar to those rights and remedies reserved by ICQ for its ICQ Marks in Sections 9.6 and 9.7 above.

10.          Marketing of Approved Complete ICQ Applications

10.1 Intentionally Omitted

10.2 ICQ Marketing Obligations ICQ may, at its sole discretion, promote an Approved Complete ICQ Application by using ICQ's existing properties and marketing channels.

10.3 IXI Marketing Obligations.

(a) IXI agrees that for each Approved Territory, IXI shall designate  an IXI employee to work on marketing initiatives related to the ICQ Service and any applicable Approved Complete ICQ Applications.

(b)  Request that the Approved Third Party provides links to the Approved Complete ICQ Application and / or the ICQ Service among the top three (3) links in the same categories (e.g., New Releases, Instant Messaging, etc.) where the Approved Third Party Distributor provides links to similar applications and / or services.

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10.4 Access to ICQ Services.  Notwithstanding any designation of Candidate Applications as Approved Complete ICQ Applications, and notwithstanding any rights expressly granted to IXI under this Agreement, IXI acknowledges that no right is granted in this Agreement for IXI to access or use any ICQ  Service, the AIM Service, or any other AOL Affiliate service nor shall IXI have any right to authorize third parties to access or use any ICQ  Service, the AIM Service, or any other AOL Affiliate service, and any rights for an ICQ User to access and/or use the ICQ Service shall be subject to a separate agreement between ICQ and the particular user of an Approved Complete ICQ Application.  ICQ may at any time and in its sole discretion deny access to the ICQ Service from any device, including Compliant Devices, or any Approved Complete ICQ Applications.

10.5 General Restrictions on Marketing and Distribution.  Notwithstanding any other provision of this Agreement, (i) IXI will not represent to third parties that any software application is compatible with, or otherwise capable of accessing or using, the ICQ  Service, the ICQ Namespace, or ICQ Network unless such application is an Approved Complete ICQ Application; (ii) IXI will not attempt to access or use the ICQ  Service, or authorize or facilitate access or use thereof by third parties, by means of any application or device other than a Compliant Device (and shall cause any Third Party Developer to comply with the same); (iii) IXI shall not represent that any connection or access or use of the ICQ  Service, the ICQ Namespace, or ICQ Network unless such application is an Approved Complete ICQ Application is for a perpetual term and shall ensure that any Approved Third Party Distributor or any user of a Compliant Device  who is also an ICQ User are aware that ICQ may deny such access at any time and for any reason, and in any case shall not be for a term longer than the Term of this Agreement and any Transition Period.   (iv) except as expressly provided herein, IXI will not reproduce, modify or distribute any of the ICQ Technical Information; and (v) IXI’s use of the ICQ Technical Information and development of applications for use with the ICQ  Service shall be in accordance with the ICQ Network Use Policy.

10.6 Support for Approved Complete ICQ Applications.  As between the Parties, IXI shall bear sole responsibility for the provision of technical support or software maintenance services to users of Approved Complete ICQ Applications and any applicable mobile communication carriers or   Approved Third Party Distributor, and throughout the Term, IXI agrees to offer  user of the Compliant Device, and to the extent applicable to  applicable mobile communication carriers or Approved Third Party Distributors, its standard terms for maintenance and support.  IXI acknowledges that, as between the Parties, ICQ will have no obligation to provide any such support or services to IXI or to any third party.

11.          Proprietary Rights

11.1 IXI Intellectual Property Rights.  Subject to ICQ’s rights in the ICQ Technical Information and Application Branding Elements, as between the Parties, IXI will own all intellectual property rights or similar rights, title and interest in the Candidate Applications and the Approved Complete ICQ Applications as well as any and all intellectual property rights or similar rights in the Authorized Platform,  Compliant Device and any other service provided as part of the Compliant Device which is not related to the ICQ Service (e.g. e-mail. Email attachments, synchronization etc’).  IXI grants to ICQ and its Parent company and/or its Affiliates a non-exclusive license (i) to use, install and operate the Candidate Applications and Approved Complete ICQ Applications for purposes of testing and assessing the same as contemplated in this Agreement; and (ii) to make copies of the Candidate Applications and the Approved Complete ICQ Applications as reasonably necessary to undertake such testing and assessment.  For sake of clarity, except as explicitly permitted in this Agreement, no right or license is granted, under any of IXI’s intellectual property rights, in or to a Candidate Application or Approved Complete ICQ Application.

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11.2 ICQ Intellectual Property Rights.  Subject to the limited licenses expressly granted herein, as between the Parties, ICQ shall own and hold all right, title and interest in and to all ICQ Technical Information, the ICQ Marks, the ICQ Service, the ICQ Network, the Test Server, any Authentication Key (including the Test Authentication Key), ICQ owned intellectual property as identified and contained in the Mobile Developer Kit, software or services accessible on or through such Test Server (except for a Candidate Application or Approved Complete ICQ Application), and all intellectual property rights or similar rights associated with, embodied in, or practiced by the foregoing.  Each Party reserves all rights not expressly granted in this Agreement.  For sake of clarity, except as explicitly permitted in this Agreement, no right or license is granted, under any of ICQ’s intellectual property rights, in or to the Test Server or any software or services accessible on or through the Test Server.

11.3 Confidential Treatment.  Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement.  Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the Term of this Agreement and thereafter as provided herein, to prevent use of the other Party’s Confidential Information for any purpose other than to carry out the rights and obligations hereunder and to prevent the disclosure of Confidential Information of the other Party, other than to its employees, or to its other agents or contractors who must have access to such Confidential Information for such Party to exercise its rights and perform its obligations hereunder, who will each agree to be bound by agreements with a duty of confidentiality no less protective of Confidential Information than provided herein.  All Confidential Information disclosed under this Agreement shall not be used or disclosed by the receiving Party during the Term and for a period of three (3) years thereafter, except in the manner provided herein; provided, however, that technical information provided hereunder, shall not be used or disclosed by the receiving Party for so long as such information remains a protectable trade secret under applicable law; provided further that IXI shall keep all ICQ User Data confidential in perpetuity.  This Agreement imposes no obligation upon either Party with respect to information that: (i) was in a Party’s possession before receipt from the other Party; (ii) is or becomes a matter of public knowledge through no fault of a Party; (iii) is rightfully received by a Party from a third party without a duty of confidentiality; (iv) is independently developed by a Party; (v) is disclosed under operation of law, except that a Party will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; or (vi) is disclosed by a Party with the other Party’s prior written approval.

11.4 Demonstrations License.

IXI grants to ICQ a limited, non-exclusive, royalty-free, non-sublicensable, non-transferable license during the Term (i) to use, install and operate an Approved Complete ICQ Application on an Authorized Platform solely for the purpose of providing demonstrations of the Approved Complete ICQ Application to prospective customers and at industry trade shows and similar public events, and (ii) to make a reasonable number of copies of the Approved Complete ICQ Application where reasonably necessary to undertake such demonstrations.

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ICQ grants to IXI a limited, non-exclusive, royalty-free, non-sublicensable, non-transferable license during the Term (i) to use, display, and reproduce the Application Branding Elements solely as embodied within an Approved Complete ICQ Application solely for the purpose of providing demonstrations of the Approved ICQ Complete Application to prospective customers and at industry trade shows and similar public events, and (ii) to make a reasonable number of copies of the Application Branding Elements where reasonably necessary to undertake such demonstrations.

12.          ICQ User Data

12.1 Ownership of ICQ User Data.  As between the Parties, any and all information collected or otherwise obtained from ICQ Users by either Party in connection with an ICQ User’s use of, navigation through, and/or registration for the ICQ  Service or any other ICQ service, including, but not limited to, user names, passwords, ICQ numbers, email addresses, domain names (including vanity domain names), credit card information where ICQ is the merchant of record, user preferences or history or other identifying information, shall be owned and controlled by ICQ (“ICQ User Data”).  All ICQ User Data shall be deemed ICQ Confidential Information and nothing in this Agreement shall be read to give IXI or any third party a license or any other right in or to the ICQ User Data, both during and after the Term of this Agreement, except and solely to the extent necessary to perform its obligations under this Agreement.

12.2 Disclosure of ICQ User Data.  At all times either during or after the Term of this Agreement, IXI and any Approved Third Party Distributor shall not disclose ICQ User Data to any third-party without the prior written consent of ICQ.  Notwithstanding the foregoing, IXI  may disclose ICQ User Data solely as necessary to comply with applicable laws, rules or regulations; provided, however, that IXI  provides ICQ with as much advance written notice of IXI’s  intended use or disclosure as is practicable, the content of the disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made and further provided that IXI  works with ICQ to redact mutually agreed upon portions of this Agreement to the fullest extent permitted under applicable laws, rules or regulations.

12.3 Use of ICQ User Data. IXI acknowledges and agrees that IXI, any Third Party Developer and any Approved Third Party Distributor shall not use the ICQ User Data either during or after the Term of the Agreement in any manner or for any purpose without ICQ’s express written consent.  In the event that IXI is merged with, or acquired by, an AOL Competitor or an ICQ Competitor, IXI shall immediately return all ICQ User Data to ICQ.

13.          Economic Terms

13.1 Fees; Expenses.  IXI shall not pay ICQ any fees during the Term of this Agreement for access to the Mobile Developer Kit, testing under the terms of this Agreement, and the licenses granted in this Agreement to the ICQ Marks and the Authentication Keys.  IXI shall pay ICQ such fees related to access to the ICQ Services as detailed in Exhibit E to this Agreement.  Each Party shall bear its own expenses under this Agreement.  Without limiting the generality of the foregoing, IXI acknowledges that ICQ shall have no obligation to reimburse IXI for, or pay on IXI’s behalf, any expenses or payment obligations of IXI incurred in the exercise of IXI’s rights or performance of IXI’s obligations hereunder.

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13.2  Pricing of Approved Complete ICQ Applications; ICQ Services.

(a) IXI shall have sole authority to determine the pricing according to which it sells, licenses or otherwise distributes Compliant Devices and Approved Complete ICQ Applications to third parties; provided, however, that for Approved Complete ICQ Applications, IXI may not charge a separate fee for the Application Branding Elements or otherwise charge an additional fee for the Approved Complete ICQ Application related to the use of the Application Branding Elements; provided further that for the development, porting, and/or customization of an Approved Complete ICQ Application, IXI may only charge fees commensurate with IXI’s standard hourly rates and fees.

(b) ICQ shall have sole authority to determine the pricing according to which it provides the ICQ Services or any other ICQ products or services.   ICQ shall have sole responsibility for the billing and pricing of ICQ Services to ICQ Users; provided, however, that ICQ shall not charge a   users of a Compliant Device any unique fees solely due to the fact that the individual is  using an Approved Application through a  Compliant Device for use of the ICQ Services, provided, further, that nothing herein shall prevent ICQ from charging ICQ Users fees that are charged generally to users of the ICQ Service, including but not limited to, any monthly access fees, premium service fees or fees charged for sending messages to mobile devices.

(c ) IXI shall have sole responsibility for the billing, pricing, collection and resolution of billing disputes related to the use of the Complete Approved Application.

(d) IXI agrees that it shall make reasonable commercial efforts to ensure that any fees charged by an Approved Third Party Distributor to users of a Compliant Device for use of the ICQ Services via an Approved Complete ICQ Application shall not be greater than any fees that such Approved Third Party Distributor charges its subscribers for any application that it provides to its subscribers that provide instant messaging services that are similar to, and have functionality comparable with, the ICQ Services on an Approved Complete ICQ Application, including, but not limited to, Internal community, MSN Messenger and Yahoo! Messenger. IXI shall notify ICQ if any Approved Third Party Distributor charges such fee and shall upon ICQ’s request take any necessary steps to ensure that the Complete Approved ICQ Application shall not be made available to subscribers of such Approved Third Party Distributor.

13.3  Taxes.  All payments provided in this Agreement are exclusive of any sales, use, gross receipts, excise, import or export value added or similar taxes or duties (the “Taxes”).  IXI shall collect and pay and indemnify, and hold ICQ and its Affiliates harmless from, any Taxes arising in connection with this Agreement and/or the sale of any products or services by IXI or its Affiliates and agents, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including reasonable attorney’s fees, except for Taxes based upon ICQ’s net income or franchise taxes of ICQ.  The Parties shall, where possible, cooperate with respect to the transactions contemplated in the Agreement to structure any arrangements in an effort to minimize taxes for both Parties.  Except as expressly stated in this Agreement, each Party will be responsible for its own costs and expenses incurred in connection with this Agreement. If IXI provides proper certification of tax exemption, ICQ will honor said exemption.  All taxes shall be listed separately on invoices from ICQ.

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Notwithstanding the aforementioned,  if, after a determination by foreign tax authorities, any taxes are required to be withheld, on payments made by IXI to ICQ, IXI may deduct such taxes from the amount owed ICQ and pay them to the appropriate taxing authority; provided however, that IXI shall promptly secure and deliver to ICQ an official receipt for any such taxes withheld or other documents necessary to enable ICQ to claim a U.S. (or any other foreign jurisdiction) Foreign Tax Credit.  IXI will make certain that any taxes withheld are minimized to the extent possible under applicable law.

13.4 Audit.  IXI shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate any fees paid by IXI to ICQ pursuant to this Agreement and IXI shall retain such records for a period of two (2) years from the date of final payment hereunder.  At the request of ICQ, ICQ or its representatives may inspect, review and copy IXI’s books and records that are related to any fees paid by IXI to ICQ pursuant to this Agreement at reasonable times during normal business hours upon reasonable advance notice to IXI during the term of this Agreement and for a period of two (2) years thereafter (“Audit”).  IXI shall provide reasonable assistance to ICQ in conducting the Audit and ICQ. The cost of such an audit shall be borne by the ICQ unless a material discrepancy is found, in which case the cost of the audit shall be borne by IXI.  A discrepancy shall be deemed material if it involves a payment or adjustment of more than five percent (5%) of the amount actually due from IXI in any given quarterly period. ICQ has the right to perform an Audit once in each six (6) month period during the Term, provided, however that in the event that an Audit identifies discrepancies with fees charged related to any fees paid by IXI to ICQ pursuant to this Agreement, ICQ will retain the right to perform an Audit monthly until such discrepancies are resolved.  At the conclusion of any Audit, any amounts found due and owing to the other Party must be paid in full within thirty (30) days of the conclusion of the Audit.

13.5 Reporting.  At  the request of ICQ, IXI agrees to provide to ICQ a written report, not less frequently than once per calendar quarter, which report shall at a minimum, (i) describe in reasonable detail IXI’s then-current plans for development of Candidate Applications during the forthcoming ninety (90) day period; (ii) identify the particular Candidate Platforms for which IXI intends to develop such Candidate Applications during the forthcoming ninety (90) day period; (iii) identify the projected volumes of Approved Complete ICQ Applications and Compliant Devices, if any, to be distributed during the forthcoming ninety (90) day period; (iv) new Approved Third Party Distributors for the applicable period, including (a) that Approved Third Party Distributor’s name, country, and subscriber base, (b) the projected revenue from that Approved Third Party Distributor, the agreed upon Minimum Fee (as defined in Exhibit E) for that Approved Third Party Distributor, (c) the Approved Third Party Distributor’s marketing and promotion plans related to the ICQ Services, including, where IXI is at liberty to disclose, the Approved Third Party Distributor’s marketing and promotion budget, and (v) the end user pricing implemented by each Approved Third Party Distributor in relation to an ICQ Client and access to the ICQ Service; (vi) the aggregate number of chargeable messages sent via an Approved Complete ICQ Application by a  users of the Compliant Devices during the applicable quarter pursuant to a per message fee; (vii) all amounts due ICQ per country and in total for the applicable period; (viii)the number, per Approved Third Party Distributor, of successful logins, login attempts, and re-logins to the ICQ Service through an Approved Complete ICQ Application; (ix) the number of IM messages sent and received per Approved Complete ICQ Application version and per Compliant Device; (x) any other information reasonably requested by ICQ and mutually agreed to by the Parties (the “ICQ Report”). All such ICQ Reports shall be considered IXI Confidential Information; provided, however, that all such ICQ Reports shall be non-binding on IXI and IXI agrees to treat all non-public information of ICQ in such report as ICQ’s Confidential Information. It is agreed that with respect to sub-Sections 13.5 (vi), (viii) and (ix) the only reason for not providing such information shall be the refusal of a Third Party  Developer to provide IXI with said information. In such an event, IXI shall make reasonable commercial efforts to provide ICQ with similar information which is in IXI’s possession.

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14.          Representations and Warranties; Disclaimers

14.1 Mutual General Warranties.  Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

14.2 No Additional ICQ Warranties.  IXI understands and acknowledges that the  ICQ  Service or other services made available or provided by or on behalf of ICQ to any users of Compliant Devices or to any other persons are subject to terms and conditions of applicable agreements between ICQ and such users or other persons, and accordingly, ICQ bears no responsibility or liability under this Agreement with respect to the provision or non-provision of any such ICQ  Service or other services, or with respect to any complaints or allegations by any such users or third parties made to or against IXI.  WITHOUT LIMITING THE FOREGOING, ICQ DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING ANY AND ALL ICQ SERVICES, ICQ TECHNICAL INFORMATION, OR ANY OTHER SERVICES, INFORMATION OR MATERIALS PROVIDED OR MADE AVAILABLE BY ICQ, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, TITLE AND NON-INFRINGEMENT.

15.          Limitations of Liabilities

15.1 Exclusion of Remedies.  EXCEPT WITH RESPECT TO BREACHES OF SECTIONS 2.2, , AND 5, THE INDEMNIFICATION PROVISIONS IN SECTION 16, PROPRIETARY RIGHTS IN SECTION 11, CONFIDENTIALITY PROVISIONS IN SECTION 11.3, AND USER DATA PROVISIONS IN SECTION 12 HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, BUSINESS INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION UPON DAMAGES AND CLAIMS IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.

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15.2  Limitation of Liability. EXCEPT WITH RESPECT TO BREACHES OF SECTIONS 2.2, , AND 5, THE INDEMNIFICATION PROVISIONS IN SECTION 16, PROPRIETARY RIGHTS IN SECTION 11, CONFIDENTIALITY PROVISIONS IN SECTION 11.3, AND USER DATA PROVISIONS IN SECTION 12 HEREIN, THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER FOR ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, SHALL NOT EXCEED THE [***] OR THE AMOUNTS THAT ICQ RECEIVED OR IS ENTITLED TO RECEVEF ROM IXI (UP TO THE DATE OF PAYMENT UNDER THIS SECTION) PURSUANT TO THIS AGREEMENT.  THIS LIMITATION OF LIABILITY IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE.

15.3  Essential Basis. The disclaimers, exclusions and limitations of liability set forth in this Agreement form an essential basis of the bargain between the Parties, and, absent any of such disclaimers, exclusions or limitations of liability, the provisions of this Agreement, including, without limitation, the economic terms, would be substantially different.

16.          Indemnification

16.1 By IXI.  IXI shall indemnify, hold harmless and defend ICQ, AOL  and its Affiliates from and against all losses, expenses (including reasonable attorneys’ fees), damages, and liabilities resulting from any claim by any third party against ICQ, AOL and its Affiliates arising from or in connection with (i) infringement or alleged infringement, or misappropriation, as applicable, of such third party’s intellectual property rights, including without limitation, patent, copyright, trademark and trade secret rights, by any Candidate Application or Approved Complete ICQ Application, as well as any and all intellectual property rights or similar rights in the Authorized Platform and Compliant Device.  and (ii) any act or omission by a mobile communication carrier, Approved Third Party Distributor,  or a Third Party Developer as if such acts or omissions were taken by IXI with respect to this Agreement.  ICQ agrees to give IXI prompt written notice of any claim for which defense and/or indemnity is or may be due hereunder.  ICQ agrees to give IXI (i) authority to control and direct the defense and/or settlement of such claim; and (ii) such information and assistance as IXI may reasonably request, at IXI’s expense, in connection with such defense and/or settlement.  Notwithstanding the foregoing, IXI shall not settle any third-party claim against ICQ, AOL and its Affiliates unless such settlement completely and forever releases ICQ, AOL and its Affiliates with respect thereto or unless ICQ provides its prior written consent to such settlement.  Notwithstanding the foregoing, in any action for which IXI provides defense on behalf of, ICQ, AOL and its Affiliates, ICQ may participate in such defense at its own expense by counsel of its choice.

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16.2  By ICQ. ICQ shall indemnify, hold harmless and defend IXI and its Affiliates from and against all losses, expenses (including reasonable attorneys’ fees), damages, and liabilities resulting from any claim by any third party against IXI arising from or in connection with infringement or alleged infringement, or misappropriation, as applicable, of such third party’s intellectual property rights, including without limitation, patent, copyright, trademark and trade secret rights, by any ICQ Technical Information, the ICQ Marks, the ICQ Service, the ICQ Network, the Test Server, any Authentication Key (including the Test Authentication Key), ICQ owned intellectual property as identified and contained in the Mobile Developer Kit.    IXI agrees to give ICQ prompt written notice of any claim for which defense and/or indemnity is or may be due hereunder.  IXI agrees to give ICQ: (i) authority to control and direct the defense and/or settlement of such claim; and (ii) such information and assistance as ICQ may reasonably request, at ICQ’s expense, in connection with such defense and/or settlement. Notwithstanding the foregoing, ICQ shall not settle any third-party claim against IXI unless such settlement completely and forever releases IXI with respect thereto or unless IXI provides its prior written consent to such settlement.  Notwithstanding the foregoing, in any action for which ICQ provides defense on behalf of IXI, IXI may participate in such defense at its own expense by counsel of its choice.

17.          Exclusivity

17.1  Non-Exclusive.  This Agreement shall be non-exclusive for both Parties, and nothing in this Agreement shall be read to preclude either Party from entering into a similar agreement with a third party.

18.          Term and Termination

18.1  Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of two (2) years thereafter, unless terminated earlier as provided in the Section 18 (the “Initial Term”). The Agreement shall thereafter automatically renew for two (2) successive one (1) year terms  (each, a “Renewal Term”), unless either Party provides written notice of its intent not to renew at least thirty (30) days prior to the end of the then current Initial Term or Renewal Term, or unless terminated earlier as provided herein (the period during which this Agreement remains in effect, the “Term”).

18.2  Termination for Breach.  Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) days’ written notice.

18.3  Termination for Bankruptcy/Insolvency.  Subject to applicable law, either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course; (ii) becomes or is declared insolvent or bankrupt; (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days; or (iv) makes an assignment for the benefit of creditors.

18.4  Termination for Change of Control.

ICQ may terminate this Agreement by written notice at any point during the Term upon a Change in Control of the IXI to an AOL Competitor or an ICQ Competitor, as reasonably determined by ICQ.

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IXI may terminate this Agreement by written notice at any point during the Term upon a Change in Control of ICQ to an IXI Competitor, as reasonably determined by IXI.

18.5  Effect of Termination and Expiration.  Subject to Section 4.6 of this Agreement and to IXI’s payment of the Access Fee as provided in Section C of Exhibit E, upon the expiration of the Term of this Agreement pursuant to Section 18.1 above Parties and the applicable Approved Third Party Distributor  shall continue to provide the Complete Approved Application following such expiration, until such time as the all then effective IXI - Distributor Agreements expire or are terminated, subject to the same terms and conditions under which such Accepted Version of the Complete Approved Application are offered under this Agreement and/or the applicable IXI – Approved Third Party Distributor Agreement (the "Transition Period").  At ICQ’s option upon the  termination of this Agreement due to IXI’s Bankruptcy/Insolvency pursuant to Section 18.3 or IXI’s Change of Control pursuant to Section 18.4,  IXI, and the applicable Approved Third Party Distributor shall continue to provide the Accepted Version of the Complete Approved Application following such expiration until such time as all then effective IXI – Approved Third Party Distributor Agreements expire or are terminated subject to the same terms and conditions under which the ICQ Services are offered under this Agreement and/or the applicable IXI – Approved Third Party Distributor Agreement. At IXI’s option upon the  termination of this Agreement due to ICQ’s Bankruptcy/Insolvency pursuant to Section 18.3 or ICQ's Change of Control pursuant to  Section 18.4, IXI, and the applicable Approved Third Party Distributor shall continue to provide Accepted Version of the Complete Approved Application following such expiration until such time as all then effective IXI – Approved Third Party Distributor Agreements expire or are terminated subject to the same terms and conditions under which the ICQ Services are offered under this Agreement and/or the applicable IXI – Approved Third Party Distributor Agreement; Provided however, that during the Transition Period IXI will not be entitled to enter into any new IXI – Approved Third Party Distributor Agreements with any distributor.

18.6  Survival. The provisions of Sections 2.2,  5.2- 5.4., 9.6, 9.7, 9.8,  10.4, 10.5, 11.1, 11.2, 11.3, 12, 14,  15, 16, 18.5, 18.6, and 19 shall survive the expiration or termination of this Agreement.

19.          General Terms and Conditions

19.1  Independent Contractor; No Agency.  The Parties are independent contractors. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability on behalf of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

19.2  Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence. Provided that the non-performing Party gives reasonably prompt notice under the circumstances of such condition(s) to the other Party.

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19.3  Injunctive Relief.  The Parties acknowledge that breach or threatened breach of this Agreement may give rise to irreparable injury to the other Party, inadequately compensable in damages. Accordingly, the aggrieved Party may seek injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the Parties and are reasonable in scope and content.

19.4  Remedies.  Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

19.5  No Waiver.  The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

19.6  Notice.  Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with or by a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by mail, return receipt requested, postage and charges prepaid and if confirmed by the receiving party by return receipt, or any other means of rapid mail delivery for which a receipt is available.  In the case of ICQ, such notice will be provided to the attention of Vice President of Business Development of ICQ, at fax no. + 972-3-7665566_, at the address of ICQ set forth in the first paragraph of this Agreement. In the case of IXI, except as otherwise specified herein, the notice will be provided to the attention of the General Counsel at fax no.+972-9-7476600, at the address set forth in the first paragraph of this Agreement.

19.7  Entire Agreement.  This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

19.8  Amendment.  No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

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19.9  Assignment.  Neither Party shall assign this Agreement or any right, interest or benefit under the Agreement without prior written consent of the other Party. Notwithstanding the foregoing, ICQ may assign this Agreement to AOL or any AOL Affiliate. Subject to the foregoing, the Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns; provided, however, that in no instance shall (i) ICQ assign the Agreement to a IXI Competitor or (ii) IXI assign the Agreement to an AOL Competitor or an ICQ Competitor.

19.10  Construction; Severability.  In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

19.11  Applicable Law; Jurisdiction.  This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated therein, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

19.12  Export Controls.  Both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

19.13  Publicity.  Each Party agrees that it will not, without prior written consent of the other, use in advertising, publicity, or otherwise the name of the other, or refer to the existence of this Agreement in press releases, advertising, or materials distributed to prospective customers.

19.14  Headings.  The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

19.15  Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile shall be effective to the same extent as if such Party had delivered a manually executed counterpart.

19.16  Further Assurances. Each Party will take such action (including but not limited to, the execution acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of the Agreement.

19.17  Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials provided by the other Party.

Signature Page to Follow

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In Witness Whereof, the Parties have caused their duly authorized representatives to execute this document as of the Effective Date.

IXI Mobile (R&D) Ltd. _________________	ICQ, INC.

Signature: __________________________	Signature: __________________________

Printed Name: _______________________	Printed Name: _______________________

Title: ______________________________	Title: ______________________________

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EXHIBIT A
Definitions

  “Active ICQ User”  shall mean an ICQ User who according to the ICQ records has been online at least once in the preceding 30 days.

“AIM Services” shall mean the AOL Instant Messenger™ services, as made available and/or modified by AOL from time-to-time.

"Affiliate" shall mean any distributor or franchisee of an entity, or an entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity, including any entity in which such entity holds, directly or indirectly, at least a fifty percent (50%) of the voting power of the shares or other securities for election of directors (or other managing authority) of the controlled or commonly controlled entity.

"AOL" shall mean America Online, Inc.

“AOL Competitor” shall mean an entity primarily engaged in the business offering one or more of the following: (i) online or Internet connectivity services to the public for consumer use (e.g., an online service or Internet service provider); or (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) covering a broad range of subjects and targeted at broad audience (e.g., an online mall or multiple category e-commerce site) or (iii) communications services capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time online messages.

  “AOL IM Network” shall mean the network and facilities operated by or for AOL (or its affiliates) in connection with offering presence, messaging, and other real-time communications services, including without limitation the AOL instant messaging, ICQ, and Buddy List® branded services.

“Application Branding Elements” shall mean the ICQ proprietary trademarks, service marks, logos, trade names, product names, graphic look-and-feel elements, audio and video files, and other indicia of ICQ origin or ownership required to be used in connection with Approved Complete ICQ Applications by the branding requirements set forth in the Mobile Developer Kit.

“Approval Criteria” shall mean the technical, objective criteria applied by ICQ in assessing whether to designate any particular Candidate Application as an Approved Complete ICQ Application, including, without limitation, assessment of the level of compliance of such Candidate Application with the Mobile Developer Kit, the ICQ Network Use Policy, and such other technical criteria as ICQ may specify from time-to-time and furnish directly to the IXI.

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 “Approved Complete ICQ Application” shall mean a particular version of a software application that: (a) contains Application Branding Elements related to the ICQ Services, (and for avoidance of doubt, does not include any branding related to the AIM Service),  (b) provides an ICQ User access only to the ICQ Services,  (c) contains a complete user interface that complies with the branding requirements and style guides of the Mobile Developer Kit, (d) conforms to the other requirements of the Mobile Developer Kit, (e) has been determined by ICQ to meet the applicable Approval Criteria in order to be considered an “Approved Complete ICQ Application,” (f) resides on the Authorized Platform, (g) has been approved by ICQ for distribution either as part of a Compliant Device, and (h) otherwise meets the requirements of this Agreement.

 “Approved Territory” The territories listed in Exhibit F or any other territory approved by ICQ in writing.

“Authorized Platform” shall mean, with respect to any particular Approved Complete ICQ Application, the particular model(s) and configuration(s) of mobile communications device(s) with respect to which such Approved Complete ICQ Application has been tested and determined by ICQ to meet the applicable Approval Criteria.

“Candidate Application” shall mean a software application developed by IXI for use on a Candidate Platform and submitted by IXI for purposes of assessment by ICQ as contemplated in Section 4.2 to determine whether it should be an Approved Complete ICQ Application.

“Candidate Platform” shall mean, with respect to any particular Candidate Application, the particular model(s) and configuration(s) of mobile communications device(s) with respect to which such Candidate Application is developed hereunder in accordance with the Mobile Developer Kit.

“Change in Control” shall mean the acquisition of a Party by a third party (or group acting in concert), such that, as a result thereof, such third party obtains more than thirty percent (30%) of the outstanding voting securities of such Party or obtains the contractual power to designate more than thirty percent (30%) of the board of directors of such Party.

“Compliant Device” shall mean a mobile communications device upon which is installed an Approved Complete ICQ Application, which is an Authorized Platform for that particular Approved Complete ICQ Application, which has been authorized for distribution under Section 4.4, and which otherwise meets the requirements of this Agreement.

“Confidential Information” shall mean any information that is disclosed during the Term and that is or should be reasonably understood to be confidential or proprietary (which such information may include without limitation information concerning a Party’s or its vendors’ business, products, services, content, finances, subscribers, users, tools, source code, product designs and plans, customer lists and other marketing and technical information and other unpublished information). ICQ’s Confidential Information shall include ICQ Technical Information and ICQ User Data.

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“IXI Competitor” shall mean a manufacturer of mobile data centric devices listed in Exhibit J attached hereto. Exhibit J may be amended by IXI from time to time only upon mutual agreement of the Parties.

“IXI Server” shall mean the combination of hardware and software that communicates between the ICQ Network and the IXI network and that is required to enable access to the ICQ Services through an Approved Complete ICQ Application.

“IXI Liaison” shall have the meaning afforded to it in Section 3.2 of the Agreement.

 “Feedback” shall have the meaning afforded to it in Section 3.6 of the Agreement.

“ICS” shall have the meaning afforded to it in Section 2.1 of the Agreement.

"ICQ Client" Shall mean the client software, device or functionality (e.g. browser technology) developed and distributed by ICQ or an Affiliate of ICQ that enables end users to access and use the ICQ Service.

"ICQ Competitor".  Shall mean a third party that distributes an instant messaging, chat, buddy list tracking or similar online, real time messaging product; provided, that such product line constitutes a significant portion of such third party’s business or such third party is a major participant in the business of instant messaging or similar online, real-time messaging products

 “ICQ Consumer Marks” shall mean the particular trademark(s) identified in Exhibit D as an ICQ Consumer Mark.

“ICQ Liaison” shall have the meaning afforded to it in Section 3.3 of the Agreement.

“ICQ Marks” shall mean the, ICQ Consumer Marks and the Application Branding Elements.

 “ICQ Mobile Developer Program” shall have the meaning afforded to it in Section C of the Recitals.

"ICQ Namespace” Shall mean the ICQ database of users of the ICQ Service, as well as any algorithms, and the server complex used by ICQ to implement and support the ICQ Service.

"ICQ Network" Shall mean  (i) the ICQ Service and (ii) any other network, product or service owned, operated, distributed or authorized to be distributed by or through ICQ or its Affiliates worldwide (which may include, without limitation, Internet sites promoting ICQ products and services and any “offline” information browsing products of ICQ or its Affiliates).

“ICQ Network Use Policy” shall mean the requirements set forth in Exhibit B.

“ICQ Report” shall have the meaning afforded to it in Section 13.5 of the Agreement.

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"ICQ Service” Shall mean the ICQ® brand instant messaging service, including the  ICQ 2-Way SMS Service, and any other products or services owned, operated, distributed or authorized to be distributed by or through ICQ or its Affiliates worldwide, as designated by ICQ during the Term.

 “ICQ Technical Information” shall mean the Mobile Developer Kit, all Authentication Keys (including the Test Authentication Key), and other non-public information provided by ICQ or its Affiliates to IXI under this Agreement, including, without limitation, information regarding the ICQ Services and protocols regarding access to the Test Server and/or the ICQ Services.

"ICQ User” Shall mean any user authorized by ICQ,  , to use any ICQ Service(s).

“ICQ User Data” shall have the meaning afforded to it in Section 12.1 of the Agreement.

“Initial Term” shall have the meaning afforded to it in Section 18.1 of the Agreement.

“IXI Mark” shall mean the particular trademark(s) identified in Exhibit C as IXI Mark.

 “Minor Change” shall mean the correction of any programming error in the software portion of an Approved Complete ICQ Application that does not affect the Approved Complete ICQ Application’s conformance with the relevant portions of the Mobile Developer Kit and that does not: (a) affect the look and feel of the user interface of the Approved Complete ICQ Application; (b) change the branding of the Approved Complete ICQ Application; or (c) change the functionality of the Approved Complete ICQ Application.

“Mobile Developer Kit” shall mean, collectively, the general functional requirements, the client certification overview, the UI style guide, the authentication guide, the branding guide, the customer acceptance test guide and the functional requirements checklist, as updated by ICQ or its Affiliates from time-to-time.

 “Renewal Term” shall have the meaning afforded to it in Section 18.1 of the Agreement.

“Taxes” shall have the meaning afforded to it in Section 13.3 of the Agreement.

“Technical Feedback” shall have the meaning afforded to it in Section 3.4 of the Agreement.

“Technical Requirements Document” shall have the meaning afforded to it in Section 7.1(d) of the Agreement.

“Term” shall have the meaning afforded to it in Section 18.1 of the Agreement.

“Test Authentication Key” shall have the meaning afforded to it in Section 3.5 of the Agreement.

“Test Server” has the meaning afforded to it in Section 3.5 of the Agreement.

“Third Party Developer” shall have the meaning afforded to it in Section 3.7 of the Agreement.

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“Third Party Developer Server” An IXI Server, when such IXI Server is developed, and/or maintained by a Third Party Developer.

“Transition Period” shall have the meaning afforded to it in Section 18.5 of the Agreement.

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EXHIBIT B
ICQ Network Use Policy

Overview
This document states the ICQ policies with which all ICQ Mobile Developer Program developers must comply. If IXI has negotiated policy terms and conditions within the body of the Agreement that vary from what is set forth in this section, the terms and conditions of the Agreement take precedence.

ICQ reserves the right to reject any Candidate Application if the Candidate Application does not meet any of the policy specifications set forth herein. ICQ also reserves the right to revoke the approval for any Approved Complete ICQ Application and to revoke the Authentication Key associated with the Approved Complete ICQ Application if IXI, Third Party Developer, or the Approved Complete ICQ Applications violate any of the policy specifications set forth herein.

IM Client Compatibility
Approved Complete ICQ Applications are precluded from managing ICQ Network communications or traffic that does not originate from software developed or approved under the Agreement by ICQ. Approved Complete ICQ Applications are precluded from managing AOL IM Network communications or traffic.

No products or services developed or distributed by IXI, other than Approved Complete ICQ Applications under the Agreement, may access, connect to, interface with or manage communications in any way with the ICQ Network.

Network To Network Connectivity
No products developed or distributed by IXI, including any Approved Complete ICQ Applications shall facilitate a direct or indirect connection for real time communications between an ICQ User of the ICQ Network on the one hand and an end user of any third-party communications or messaging network on the other hand.

IM Messages
No products developed or distributed by IXI, including any Approved Complete ICQ Applications, shall enable the broadcast of unsolicited instant messages (i.e., spam) to a group of recipients, regardless of whether the message is transmitted via individual or group chat conversations.

Approved Complete ICQ Applications may not modify the original text of instant messages under any circumstance. The recipient must receive the original, formatted text exactly as it was sent by the ICQ Network.

User Privacy
IXI may only develop and distribute the Approved Complete ICQ Application such that IXI does not violate the user privacy terms and conditions that apply to the ICQ Services, or violate applicable laws and regulations pertaining to user privacy and user data protection. The privacy policy for the ICQ Service can be found online at .

EXHIBIT C- IXI Marks

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EXHIBIT D
ICQ Marks

 ICQ Consumer Marks:

EXHIBIT E

Fees

A.	License Fee:

a.
IXI shall pay ICQ a [***] license fee for [***] Compliant Device connected through the IXI Server (or Third Party Developer Server) to the ICQ Network. The License Fee shall equal to the [***] multiplied by the [***] as listed in table A of Exhibit F.

b.
The [***] of license for any [***] order shall be [***] per Approved Territory (“Minimum Bulk”), unless otherwise approved by ICQ in writing. Parties hereby agree that the payment for the Minimum Bulk (as defined above) may be used as an [***]. Notwithstanding the foregoing, IXI shall be entitled to purchase a lesser amount of licenses than the Minimum Bulk on the last order of any relevant [***], to reach the Minimum Annual Fee, provided however that the previous orders were equal or higher than the Minimum Bulk and the last order occurs within the [***].

c.	IXI shall pay to ICQ the License Fee for each order no later than thirty (30) days following the issuance of an invoice by ICQ.

d.	IXI may [***], provided however: (i) IXI has paid to ICQ the Minimum Annual Fee of such said Approved Territories prior to [***] and (ii) IXI has notified ICQ of any [***] in advance.

e.
Any swap or upgrade due to return of defective device shall not be considered as an additional use of a license. IXI shall provide ICQ with a written report detailing swap or upgrades of Compliant Devices according to the IMEI numbers (International Mobile Equipment Identity unique number) of said devices.

B.	Minimum Annual Fee.

a.	At the end of any [***[] as of the first bulk order per Approved Territory, IXI shall pay to ICQ a [***] fee (“ IXI Difference Payment”).

b.	For each Approved Territory, the “IXI Difference Payment” shall equal to the [***] already paid to ICQ in the course of the applicable [***] with regard to such applicable Approved Territory.

c.
The Minimum Annual Fee for each Approved Territory shall be as listed in table B of Exhibit F.  For the avoidance of doubt, the IXI Difference Payment shall be paid regardless of the number of licenses actually used in the specified Approved Territory during any said [***] period. For the avoidance of doubt, in the event that a portion of the Minimum Annual Fee was not used as an advanced payment during any specific [***] and with regard to any specific Approved Territory, that such Minimum Annual Fee applies to, then no portion of the Minimum Annual Fee shall be credited against any amounts due by IXI for the following [***] or an alternative Approved Territory.

d.
For any additional new Approved Territory (for avoidance of doubt, at ICQ’s sole discretion and upon prior written approval),  which is not an Approved Territory listed in table B of Exhibit F,   the Minimum Annual Fee shall be determined according to the following schedule:

i.	For each Approved Territory with up to [***] Active ICQ Users at the time it became an Approved Territory: [***].

ii.	For each Approved Territory with over [***] Active ICQ Users and under [***] at the time it became an Approved Territory: [***]

iii.
For any Approved Territory with over [***] Active ICQ Users Active ICQ Users at the time it became an Approved Territory: [***]  I shall pay to ICQ the IXI Difference Fee no later than thirty (30) days following the end of the applicable [***], against a valid invoice from ICQ.

C.	Access Fee for Transition Period:
a.
During the Transition Period as provided in Section 18.5, IXI shall continue to pay ICQ for each Approved Territory in which the Complete Approved ICQ Application continues to access the ICQ Network and Services, [20% (twenty percent)] of the Minimum Annual Fee of the applicable Approved Territory.

b.	Such payment shall be made to ICQ within 30 days of termination or expiration of the Agreement (i.e. start of Transition Period) , against a valid invoice from ICQ.

D.	Agreement Term Approved Territories Commitment.

a.
During the Initial Term, IXI shall resell its Devices with the Complete Approved ICQ Application in at least 3  Approved Territories. To the extent that by the end of the Initial Term IXI has not sold Compliant Devices with the Complete Approved ICQ Application, in the amount of Minimum Annual Fee pursuant to Sections B (c) and (d) of this Exhibit E, IXI shall pay to [***] (“Approved Territories Commitment”).

b.	IXI shall pay to ICQ the Approved Territories Commitment no later than ten (10) days following the end of the Initial Term, against a valid invoice from ICQ.

Exhibit F

Table A- minimum licenses for ICQ Users per bulk

Bulk	Price per ICQ USER
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Table B- Minimum Annual Fee per Approved Territory

Approved Territory	Yearly minimum commitment (as of first Bulk order per Approved Territory)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Exhibit G

Acceptance Test Plan

Exhibit H

Technical Requirements

Exhibit I

Service Level Agreement

Exhibit J

List of IXI competitors

[***]
[***]
[***]